Exhibit 99.1
Email to QAD Employees from Daniel Lender, CFO
Sent on November 19, 2010 at 3:45 pm PST
Notice to Holders of QAD Equity Awards
As previously announced, QAD’s Board of Directors unanimously adopted a recapitalization plan designed to increase financial flexibility for QAD and its stockholders. The proposed recapitalization plan is subject to stockholder approval at a special meeting to be held December 14, 2010.
The proposed recapitalization plan would establish two classes of common stock: Class A common stock with 1/20th of one vote per share and Class B common stock with one vote per share. As a result of the recapitalization plan, each ten whole shares of existing common stock will become four Class A shares and one Class B share.
Assuming the recapitalization is approved, it will affect your existing stock options, SARs or RSUs:
•	There is no impact to vesting or expiration dates.
•	Outstanding stock options, RSUs and SARs will be adjusted to conform their terms to the company’s capital structure as follows:
•	each ten shares of stock covered by an outstanding stock option agreement, RSU or SAR agreement will be converted into equivalent rights to receive one share of Class B Common Stock and four shares of Class A Common Stock; and
•	the exercise price per share of stock covered by an outstanding stock option agreement or SAR agreement will be doubled to account for the 2 to 1 reverse stock split.
For example, an option to purchase 100 shares of QAD stock at an exercise price of $4.00 per share before the recapitalization will, upon implementation of the recapitalization, represent an option to purchase 10 shares of Class B Common Stock and 40 shares of Class A Common Stock, at an exercise price of $8.00 per share.
Blackout Period
Assuming the recapitalization is approved, there will be a period of time (“blackout period”) during which you will be unable to exercise the stock options and SARs that you hold and you will be unable to sell any shares of QAD stock held in your E*trade account from prior exercises of stock options and SARs and vesting of RSUs. These restrictions are necessary in order to revise plan records and administrative processes to reflect changes to the number, price and type of shares subject to the stock options, SARs and RSUs. Affected processes include those relating to exercise notices, cashless exercise by same day sale, withholding and reporting income tax liabilities and issuing shares following the vesting of RSUs.
The blackout period is scheduled to begin on December 13, 2010 after the NASDAQ market closes and end on December 23, 2010 when the NASDAQ market opens, but it is possible that the end date may be revised. During this timeframe you can determine whether the blackout period has started or ended by checking your E*trade account, where a notice will be posted. If you would like to exercise your stock options or SARs and/or sell QAD stock before the blackout period begins, you must do so through E*trade by close of the NASDAQ market on December 13, 2010. Once the conversion is completed, you will be able to exercise stock options and SARs and sell QAD stock once again through your E*trade account.

It is very important that you review and consider the appropriateness of exercising or not exercising your stock options and SARs and of holding or selling QAD stock received on such exercises before the blackout period begins. If QAD’s stock price were to decrease or increase substantially during the blackout period, you would not be able to direct the sale of your stock during the blackout period in order to avoid losses or lock in gains.